Exhibit 99.1
Crescent Energy Reports Fourth Quarter and Full Year 2024 Results

Houston, February 26, 2025 – Crescent Energy Company (NYSE: CRGY) ("Crescent" or the "Company"), today announced financial and operating results for the fourth quarter and full year 2024, as well as its 2025 capital budget and production outlook. A supplemental slide deck can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast at 10 a.m. CT on Thursday, February 27, 2025. Details can be found in this release.

Full Year 2024 Highlights
–Delivered strong financial performance, with all key metrics meeting or exceeding guidance expectations
–Enhanced operations, improving D&C costs approximately 10% and increasing well productivity approximately 30% year-over-year, resulting in a significant rate-of-change in the Eagle Ford
–Generated $1.2 billion in Operating Cash Flow and $630 million in Levered Free Cash Flow(1)
–Achieved record annual production of 201 MBoe/d, a greater than 30% increase year-over-year, driven by acquired volumes and increased well productivity
–Executed over $3 billion of accretive Eagle Ford M&A across five transactions
–Divested approximately $50 million of non-core assets, with a continued focus on portfolio optimization
–Utilized approximately 20% of the authorized Share Repurchase Program at a weighted average share price of $10.07
–Added to the S&P SmallCap 600 Index, recognizing greater scale, market liquidity and industry standing

Crescent CEO David Rockecharlie said, “2024 was a transformational year for Crescent, defined by strong financial and operational execution, as well as significant and profitable growth through multiple accretive acquisitions. We delivered on our key priorities – generating attractive returns on our capital program and strong cash flow for our investors. We more than doubled the size of our Eagle Ford position through five complementary and value-enhancing transactions, and we've successfully integrated these assets, capturing meaningful synergies.

Our 2024 performance and acquisitions have positioned us well for continued success in 2025, and we remain focused on disciplined execution, flexible capital allocation and maximizing free cash flow and returns from our high-quality assets. We are coming into this year a bigger, better business, and I am confident that we have the team, the assets, the balance sheet and the strategy to generate profitable growth and value creation for our shareholders over the long-term.”

Fourth Quarter 2024 Results
Fourth quarter production averaged a record 255 MBoe/d (38% oil and 56% liquids). The Company drilled 22 gross operated wells (18 in the Eagle Ford and 4 in the Uinta), brought online 20 gross operated wells (15 in the Eagle Ford and 5 in the Uinta) and incurred capital expenditures (excluding acquisitions) of $221 million during the quarter.

Crescent reported $170 million of net loss and $132 million of Adjusted Net Income(1) in the fourth quarter. The Company generated $535 million of Adjusted EBITDAX(1), $384 million of Operating Cash Flow and $259 million of Levered Free Cash Flow(1) for the period.

Full Year 2024 Results
Crescent reported $138 million of net loss and $357 million of Adjusted Net Income(1) for the year. The Company generated $1.6 billion of Adjusted EBITDAX(1), $1.2 billion of Operating Cash Flow and $630 million of Levered Free Cash Flow(1) for the period. Full year production averaged 201 MBoe/d (41% oil and 59% liquids). Full year results met or exceeded previously announced 2024 guidance expectations, which were increased multiple times in 2024 to reflect acquisitions and continued operational outperformance.

As of December 31, 2024, the Company had a Net LTM Leverage(1) ratio of 1.4x and approximately $2.1 billion of liquidity. During the fourth quarter, the Company repaid approximately $572 million of outstanding borrowings under its revolving credit facility and had no amounts outstanding on its $2 billion elected commitment. Pro forma for the Ridgemar transaction that closed on January 31, 2025, the Company had approximately $600 million drawn on its revolving credit facility.

2025 Outlook
Crescent released its full-year 2025 outlook, forecasting approximately 30% year-over-year production growth. The Company plans to operate a flexible 4 - 5 rig program, allocating capital across its oil and gas assets to maximize returns and free cash flow. The outlook incorporates an 11-month contribution from the recently acquired Ridgemar assets, following the successful closing on January 31, 2025.

2025 Guidance ($70/Bbl & $3.00/MMBtu)
Total Production (MBoe/d)	254 - 264
% Oil (%)	41% - 40%
% Gas (%)	41% - 43%
Realized Prices (Oil % of WTI / Gas % of HHUB)	Mid ~90% / Low - Mid ~80%
Capital Expenditures (Ex. Acquisitions) ($MM)	$925 - $1,025
Adj. Operating Expense Ex. Prod. & Other Taxes ($/Boe)(1)(2)(3)	$12.25 - $13.25
Production Taxes (% of Commodity Revenue)	6.0% - 7.0%
Adj. Recurring Cash G&A Incl. Manager Comp ($/Boe)(1)(3)	$1.20 - $1.30
Cash Taxes (% of Adj. EBITDAX(1)(3))	2.0% - 5.0%

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Shareholder Return
Crescent's long-standing return of capital strategy includes a fixed dividend and a previously authorized share buyback program for the repurchase of up to $150 million (the "Share Repurchase Program"). For the fourth quarter of 2024, the Company's Board of Directors (the "Board") approved a cash dividend of $0.12 per share. The fourth quarter dividend is payable on March 26, 2025, to shareholders of record as of the close of business on March 12, 2025. Any payment of future dividends is subject to Board approval and other factors.

During 2024, Crescent utilized approximately 20% of the authorized Share Repurchase Program at a weighted average share price of $10.07. Repurchases of shares of the Company's Class A common stock and/or units representing limited liability company interests in Crescent Energy OpCo LLC ("OpCo") (together with the cancellation of a corresponding number of shares of the Company's Class B common stock) under the Share Repurchase Program may be made by the Company or OpCo, as applicable, and may be made from time to time in the open market, in a privately negotiated transaction, through purchases made in accordance with Rule 10b5-1 of the Exchange Act or by such other means as will comply with applicable state and federal securities laws. The timing of any such repurchases will depend on market conditions, contractual limitations and other considerations. The program may be extended, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

Conference Call Information
Crescent plans to host a conference call to discuss its fourth quarter and full year 2024 financial and operating results at 10 a.m. CT on Thursday, February 27, 2025. Complete details are below. A webcast replay will be available on the website following the call.

Date: Thursday, February 27, 2025
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: https://crescentenergyco.com

About Crescent Energy Company
Crescent is a differentiated U.S. energy company committed to delivering value for shareholders through a disciplined growth through acquisition strategy and consistent return of capital. Our long-life, balanced portfolio combines stable cash flows from low-decline production with deep, high-quality development inventory. Our activities are focused in Texas and the Rocky Mountain region. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political and general economic conditions, including the impact of sustained cost inflation, elevated interest rates and associated changes in monetary policy; federal and state regulations and laws; the impact of disruptions in the capital markets; geopolitical events such as the armed conflict in Ukraine, the Israel-Hamas conflict and increased hostilities in the Middle East, including heightened tensions with Iran, Lebanon and Yemen; actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil-producing countries, including extensions of production cuts by OPEC; the availability of drilling, completion and operating equipment and services; reliance on the Company's external manager; commodity price volatility, the severity and duration of public health crises; and the risks associated with commodity pricing and the Company's hedging strategy, the timing and success of business development efforts, including acquisition and disposition opportunities, our ability to integrate operations or realize any anticipated operational or corporate synergies and other benefits from the acquisition of SilverBow Resources, Inc. (the "SilverBow Merger") Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
The Company expects its ownership of OpCo will increase over time through the redemption of OpCo Units for shares of Class A Common Stock or the issuance of additional shares of Class A Common Stock. As this occurs, the compensation the Manager is entitled to receive from the Company (the "Manager Compensation") pursuant to the formula defined in the management agreement between the Company and the Manager, which is reflected in our consolidated statements of operations, will increase. In order to pay the Manager Compensation, the Company must first receive a cash distribution from OpCo, and any such cash distribution necessitates a concurrent pro rata cash distribution to the holders of redeemable noncontrolling interests. This cash distribution to the holders of redeemable noncontrolling interests does not represent additional Manager Compensation; rather, it represents an ordinary cash distribution to the holders of redeemable noncontrolling interests. In certain instances in our financial statements and other disclosures, we clarify the underlying event that requires us to make such distributions, not because the distributions to the holders of redeemable noncontrolling interests are made for such purpose (e.g. Cash distributions to redeemable noncontrolling interests initiated by Class A common stock dividend, Cash distributions to redeemable noncontrolling interests initiated by Manager Compensation and Cash contributions from (cash distributions to) redeemable noncontrolling interests initiated by income taxes).

In our calculation of Adjusted EBITDAX and Levered Free Cash Flow, for both (i) historical periods and (ii) periods for which we provide guidance we reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management.

Crescent Operational Summary

	Year Ended	Three Months Ended
	December 31, 2024	December 31, 2024	September 30, 2024	December 31, 2023
Average daily net sales volumes:
Oil (MBbls/d)	82	98	86	71
Natural gas (MMcf/d)	501	671	554	386
NGLs (MBbls/d)	36	45	40	30
Total (MBoe/d)	201	255	219	165
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$71.14	$67.51	$69.19	$74.07
Natural gas ($/Mcf)	1.91	2.27	1.55	2.39
NGLs ($/Bbl)	24.10	23.08	23.53	22.50
Total ($/Boe)	37.99	35.99	35.50	41.39
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$67.38	$67.54	$66.93	$67.06
Natural gas ($/Mcf)	2.33	2.39	2.00	2.46
NGLs ($/Bbl)	24.05	22.91	23.56	22.50
Total ($/Boe)(4)	37.50	36.30	35.76	38.55
Expense (per Boe)
Operating expense	$17.36	$15.08	$16.23	$20.47
Depreciation, depletion and amortization	12.89	13.18	12.50	12.07
General and administrative expense	4.57	3.70	7.93	2.29
Non-GAAP and other expense (per Boe)
Adjusted operating expense, excluding production and other taxes(1)(2)	$13.33	$11.37	$12.57	$15.38
Production and other taxes	2.21	2.38	2.15	3.08
Adjusted Recurring Cash G&A(1)	1.26	1.28	1.13	1.47

Crescent Consolidated Income Statement

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Revenues:
Oil	$608,472	$480,717	$2,130,418	$1,750,961
Natural gas	139,850	84,894	349,858	371,066
Natural gas liquids	95,878	61,772	316,981	192,870
Midstream and other	31,089	30,345	133,662	67,705
Total revenues	875,289	657,728	2,930,919	2,382,602
Expenses:
Lease operating expense	146,134	130,584	528,822	495,380
Workover expense	15,082	11,039	60,312	58,441
Asset operating expense	21,200	21,387	103,220	86,593
Gathering, transportation and marketing	88,106	74,503	312,931	235,153
Production and other taxes	55,875	46,740	162,634	162,963
Depreciation, depletion and amortization	309,036	182,903	949,480	675,782
Impairment expense	161,542	153,495	161,542	153,495
Exploration expense	1,833	7,788	16,591	9,328
Midstream and other operating expense	27,308	26,005	110,136	39,809
General and administrative expense	86,687	34,683	336,219	140,918
(Gain) loss on sale of assets	(9,993)	—	(29,430)	—
Total expenses	902,810	689,127	2,712,457	2,057,862
Income (loss) from operations	(27,521)	(31,399)	218,462	324,740
Other income (expense):
Gain (loss) on derivatives	(109,759)	235,191	(114,348)	166,980
Interest expense	(69,378)	(43,159)	(216,263)	(145,807)
Loss from extinguishment of debt	—	—	(59,095)	—
Other income (expense)	(645)	(1,488)	1,760	(282)
Income (loss) from equity affiliates	607	(809)	729	(413)
Total other income (expense)	(179,175)	189,735	(387,217)	20,478
Income (loss) before taxes	(206,696)	158,336	(168,755)	345,218
Income tax benefit (expense)	36,750	(18,328)	31,072	(23,227)
Net income (loss)	(169,946)	140,008	(137,683)	321,991
Less: net (income) loss attributable to noncontrolling interests	2,131	(20)	1,215	(472)
Less: net (income) loss attributable to redeemable noncontrolling interests	49,775	(84,454)	21,863	(253,909)
Net income (loss) attributable to Crescent Energy	$(118,040)	$55,534	$(114,605)	$67,610
Net income (loss) per share:
Class A – basic	$(0.70)	$0.62	$(0.88)	$1.02
Class A – diluted	$(0.70)	$0.61	$(0.88)	$1.02
Class B – basic and diluted	$—	$—	$—	$—
Weighted average common shares outstanding
Class A – basic	169,333	90,141	130,715	66,598
Class A – diluted	169,333	91,949	130,715	67,402
Class B – basic and diluted	65,948	89,516	70,519	104,271

Crescent Consolidated Balance Sheet

	December 31, 2024	December 31, 2023
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$132,818	$2,974
Restricted cash	5,490	261
Accounts receivable, net	535,416	504,630
Accounts receivable – affiliates	6,856	2,108
Derivative assets – current	53,273	54,321
Prepaid expenses	42,595	40,406
Other current assets	11,640	10,952
Total current assets	788,088	615,652
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	11,471,299	8,574,478
Unproved	374,306	283,324
Oil and natural gas properties at cost, successful efforts method	11,845,605	8,857,802
Field and other property and equipment, at cost	226,871	198,570
Total property, plant and equipment	12,072,476	9,056,372
Less: accumulated depreciation, depletion, amortization and impairment	(3,927,422)	(2,940,546)
Property, plant and equipment, net	8,145,054	6,115,826
Derivative assets – noncurrent	6,684	8,066
Investments in equity affiliates	13,810	6,076
Other assets	207,013	57,715
Total assets	$9,160,649	$6,803,335

Crescent Consolidated Balance Sheet

	December 31, 2024	December 31, 2023
	(in thousands, except share data)

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$740,452	$613,543
Accounts payable – affiliates	18,334	52,607
Derivative liabilities – current	2,698	42,051
Financing lease obligations – current	3,625	4,233
Other current liabilities	62,254	37,823
Total current liabilities	827,363	750,257
Long-term debt	3,049,255	1,694,375
Derivative liabilities – noncurrent	37,732	—
Deferred tax liability	370,329	262,581
Asset retirement obligations	448,945	418,319
Financing lease obligations – noncurrent	3,526	7,066
Other liabilities	55,539	35,019
Total liabilities	4,792,689	3,167,617
Commitments and contingencies
Redeemable noncontrolling interests	1,228,329	1,901,208
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 189,505,209 and 92,680,353 shares issued, 187,070,725 and 91,608,800 shares outstanding as of December 31, 2024 and 2023, respectively	19	9
Class B common stock, $0.0001 par value; 500,000,000 shares authorized and 65,948,124 and 88,048,124 shares issued and outstanding as of December 31, 2024 and 2023, respectively	7	9
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of December 31, 2024 and 2023	—	—
Treasury stock, at cost; 2,434,484 and 1,071,553 shares of Class A common stock as of December 31, 2024 and 2023, respectively	(32,430)	(17,143)
Additional paid-in capital	3,227,450	1,626,501
Retained earnings (accumulated deficit)	(64,751)	95,447
Noncontrolling interests	9,336	29,687
Total equity	3,139,631	1,734,510
Total liabilities, redeemable noncontrolling interests and equity	$9,160,649	$6,803,335

Crescent Consolidated Cash Flow Statement

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:	(in thousands)
Net income (loss)	$(137,683)	$321,991
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	949,480	675,782
Impairment expense	161,542	153,495
Deferred tax expense (benefit)	(35,854)	22,733
(Gain) loss on sale of oil and natural gas properties	(29,430)	—
(Gain) loss on derivatives	114,348	(166,980)
Net cash (paid) received on settlement of derivatives	(35,854)	(153,734)
Non-cash equity-based compensation expense	185,613	82,936
Amortization of debt issuance costs, premium and discount	13,377	12,826
Loss from debt extinguishment	59,095	—
Settlement of acquired derivative contracts	60,787	(61,455)
Other	(32,640)	(24,205)
Changes in operating assets and liabilities:
Accounts receivable	111,405	(42,091)
Accounts receivable – affiliates	(4,748)	573
Prepaid and other current assets	3,223	(6,523)
Accounts payable and accrued liabilities	(128,016)	91,822
Accounts payable – affiliates	(25,144)	20,773
Other	(6,415)	7,826
Net cash provided by operating activities	1,223,086	935,769
Cash flows from investing activities:
Development of oil and natural gas properties	(685,684)	(581,350)
Acquisitions of oil and natural gas properties, net of cash acquired	(558,600)	(849,254)
Proceeds from the sale of oil and natural gas properties	54,771	28,946
Purchases of restricted investment securities – HTM	(7,114)	(12,428)
Maturities of restricted investment securities – HTM	7,200	12,522
Other	(8,872)	2,764
Net cash used in investing activities	(1,198,299)	(1,398,800)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	2,074,625	984,625
Repurchase of Senior Notes, including extinguishment costs	(714,817)	—
Revolving Credit Facility borrowings	3,168,300	2,283,800
Revolving Credit Facility repayments	(3,191,800)	(2,819,748)
Payment of debt issuance costs	(28,019)	(7,241)
Settlement of acquired deferred acquisition consideration	(75,000)	—
Proceeds from the Equity Issuances after underwriting fees	330,573	145,665
Payment of costs related to the Equity Issuances	(1,296)	(2,340)
Redeemable noncontrolling interest contributions	—	1,238
Redeemable noncontrolling interest distributions	(293)	(417)
Repayments of debt acquired in SilverBow Merger, including extinguishment costs	(1,177,138)	—
Dividend to Class A common stock	(65,075)	(34,120)
Cash distributions to redeemable noncontrolling interests initiated by Class A common stock dividend	(32,013)	(56,259)
Cash distributions to redeemable noncontrolling interests initiated by Manager Compensation	(22,237)	(33,236)
Cash contributions from (cash distributions to) redeemable noncontrolling interests initiated by income taxes	(458)	(798)
Repurchase of redeemable noncontrolling interests related to 2024 Equity Transactions	(22,701)	—
Repurchase of redeemable noncontrolling interests	(9,916)	—
Noncontrolling interest distributions	(10,111)	(2,500)
Noncontrolling interest contributions	4,280	1,771
Cash paid for treasury stock acquired for equity-based compensation tax withholding	(7,536)	(72)
Repurchases of Class A common stock	(7,845)	—
Other and member contributions	(4,131)	(3,912)
Net cash provided by (used in) financing activities	207,392	456,456
Net change in cash, cash equivalents and restricted cash	232,179	(6,575)
Cash, cash equivalents and restricted cash, beginning of period	8,729	15,304
Cash, cash equivalents and restricted cash, end of period	$240,908	$8,729

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Current Income Tax, Adjusted Dividends Paid and Net LTM Leverage. These supplemental non-GAAP performance measures are used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
We define Adjusted EBITDAX as net income (loss) before interest expense, loss from extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment expense, equity-based compensation, (gain) loss on sale of assets, other (income) expense and transaction and nonrecurring expenses. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by OpCo and settlement of acquired derivative contracts. We include “Certain-redeemable noncontrolling interest distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management.

Adjusted EBITDAX is not a measure of performance as determined by GAAP. We believe Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of our operating performance when compared against our peers, without regard to our financing methods, corporate form or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Revolving Credit Facility and Senior Notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

We define Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums, loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums and SilverBow Merger transaction related costs, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions.

Levered Free Cash Flow is not a measure of liquidity as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP liquidity measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Levered Free Cash Flow is a useful liquidity measure because it allows for an effective evaluation of our operating and financial performance and the ability of our operations to generate cash flow that is available to reduce leverage or distribute to our equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, Net cash flow provided by operating activities as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual liquidity, operating performance or investing activities. Our computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table reconciles Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$(169,945)	$140,008	$(137,683)	$321,991
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	69,378	43,159	216,263	145,807
Loss from extinguishment of debt	—	—	59,095	—
Income tax expense (benefit)	(36,750)	18,328	(31,072)	23,227
Depreciation, depletion and amortization	309,036	182,903	949,480	675,782
Exploration expense	1,833	7,787	16,591	9,328
Non-cash (gain) loss on derivatives	116,916	(278,150)	78,494	(320,714)
Impairment expense	161,542	153,495	161,542	153,495
Equity-based compensation expense	54,433	18,288	193,481	82,936
(Gain) loss on sale of assets	(9,993)	—	(29,430)	—
Other (income) expense	645	1,489	(1,760)	282
Certain RNCI Distributions made by OpCo	(4,525)	(6,798)	(19,963)	(30,563)
Transaction and nonrecurring expenses	7,711	8,444	82,484	22,632
Settlement of acquired derivative contracts(5)	34,496	(12,478)	60,787	(61,455)
Adjusted EBITDAX (non-GAAP)	$534,777	$276,475	$1,598,309	$1,022,748
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash amortization of deferred financing costs, discounts, and premiums	(65,782)	(39,508)	(202,886)	(132,981)
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, premiums and SilverBow Merger transaction related costs	—	—	(14,817)	—
Current income tax benefit (expense)	11,125	417	(4,782)	(494)
Tax-related RNCI Contributions (Distributions) made by OpCo	(118)	(862)	(458)	(753)
Development of oil and natural gas properties	(220,580)	(134,071)	(745,198)	(578,316)
Levered Free Cash Flow (non-GAAP)	$259,422	$102,451	$630,168	$310,204

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net cash provided by operating activities	$384,434	$322,869	$1,223,086	$935,769
Changes in operating assets and liabilities	84,416	(103,280)	49,695	(72,380)
Certain RNCI Distributions made by OpCo	(4,525)	(6,798)	(19,963)	(30,563)
Tax-related RNCI Contributions (Distributions) made by OpCo	(118)	(862)	(458)	(753)
Transaction and nonrecurring expenses(6)	7,711	8,444	82,484	22,632
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, premiums and SilverBow Merger transaction related costs	—	—	(14,817)	—
Other adjustments and operating activities	8,084	16,149	55,339	33,815
Development of oil and natural gas properties	(220,580)	(134,071)	(745,198)	(578,316)
Levered Free Cash Flow (non-GAAP)	$259,422	$102,451	$630,168	$310,204

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. We include "Certain RNCI distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$(169,946)	$140,008	$(137,683)	$321,991
Unrealized (gain) loss on derivatives	116,916	(278,150)	78,494	(320,714)
Non-cash equity-based compensation expense	53,717	18,288	185,613	82,936
(Gain) loss on sale of assets	(9,993)	—	(29,430)	—
Certain RNCI Distributions made by OpCo	(4,525)	(6,798)	(19,963)	(30,563)
Tax-related RNCI Contributions (Distributions) made by OpCo	(118)	(862)	(458)	(753)
Transaction and nonrecurring expenses(5)	7,711	8,444	82,484	22,632
Settlement of acquired derivative contracts	34,496	(12,478)	60,787	(61,455)
Impairment expense	161,542	153,495	161,542	153,495
Loss from extinguishment of debt	—	—	59,095	—
Tax effects of adjustments(7)	(57,569)	30,260	(83,280)	26,484
Adjusted Net Income (non-GAAP)	$132,231	$52,207	$357,201	$194,053

Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. Management believes Net LTM Leverage is a useful measurement because it takes into account the impact of acquisitions. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, net of unamortized discount, premium and issuance costs, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

December 31, 2024
(in millions)
Total debt(8)	$3,049
Less: cash and cash equivalents	(133)
Net Debt	$2,916

LTM Adjusted EBITDAX for Leverage Ratio	2,066

Net LTM Leverage	1.4x

Non-GAAP Measures Related to Up-C Structure
Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding equity-based compensation and transaction and nonrecurring expenses, and including cash distributions initiated by Manager Compensation. We include "Certain RNCI distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and equity-based compensation and includes Manager Compensation as if 100% of OpCo were owned and managed by the Company to reflect consistent measures not impacted by the amount of OpCo's ownership under management, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
General and administrative expense	$86,687	$34,683	$336,219	$140,918
Less: Equity-based compensation expense	(54,433)	(18,288)	(193,481)	(82,936)
Less: transaction and nonrecurring expenses (G&A)(9)	(6,667)	(973)	(69,881)	(6,033)
Plus: Certain RNCI Distributions made by OpCo	4,525	6,798	19,963	30,563
Adjusted Recurring Cash G&A	$30,112	$22,220	$92,820	$82,512

Adjusted Current Income Tax
Crescent defines Adjusted Current Income Tax as current income tax provision (benefit) plus Tax RNCI Distributions (Contributions) made by OpCo. Management believes Adjusted Current Income Tax is a useful performance measure because it reflects as tax provision (benefit) the amount of cash distributed initiated by income taxes that is otherwise classified as redeemable noncontrolling interest distributions, facilitating the ability for investors to compare Crescent’s tax provision (benefit) against peer companies, and is included in the Company’s Levered Free Cash Flow calculation for historical periods and for periods for which guidance is provided.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Current income tax provision (benefit)(10)	$(11,125)	$(417)	$4,782	$494
Plus: Tax RNCI Distributions (Contributions) made by OpCo	118	862	458	753
Adjusted Current Income Tax	$(11,007)	$445	$5,240	$1,247

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A Common Stock plus Cash RNCI Distributions initiated by Class A common stock dividend. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Dividend to Class A common stock	$19,482	$10,993	$65,075	$34,120
Plus: Cash RNCI Distributions initiated by Class A common stock dividend	7,914	10,926	32,013	56,259
Adjusted Dividends Paid	$27,396	$21,919	$97,088	$90,379

(1)Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2)Adjusted operating expense excluding production and other taxes includes lease operating expense, workover expense, asset operating expense, gathering, transportation and marketing and midstream and other revenue net of expense.
(3)Crescent does not provide reconciliation of this measure because the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in or excluded from the GAAP financial measure without reasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
(4)The realized price presented does not include the $34.5 million and $12.5 million received from and paid for the settlement of acquired derivative contracts for the three months ended December 31, 2024 and December 31, 2023, respectively. Total average realized prices, after effects of derivatives settlements, would have been $37.77/Boe and $37.73/Boe for the three months ended December 31, 2024 and December 31, 2023, respectively.
(5)Transaction and nonrecurring expenses of $7.7 million for the three months ended December 31, 2024 were primarily related to our SilverBow Merger costs, capital markets transactions and integration expenses. Transaction and nonrecurring expenses of $8.4 million for the three months ended December 31, 2023 were primarily related to our Western Eagle Ford Acquisitions and system integration expenses. Transaction and nonrecurring expenses of $82.5 million during the year ended December 31, 2024 were primarily related to the SilverBow Merger, capital markets transactions and integration expenses. Transaction and nonrecurring expenses of $22.6 million for the year ended December 31, 2023 were primarily related to the Western Eagle Ford Acquisitions and system integration expenses.
(6)Represents the settlement of certain oil, gas and NGL commodity derivative contracts acquired in connection with the SilverBow Merger and Uinta Transaction.
(7)Tax effects of adjustments are calculated using our estimated blended statutory rate (after excluding noncontrolling interests) of approximately 16% and 14% for the three months and year ended December 31, 2024, respectively.
(8)Includes $50.7 million of unamortized discount, premium and issuance costs.
(9)Transaction and nonrecurring expenses (G&A) of $6.7 million and $69.9 million for the three months and year ended December 31, 2024, were primarily related to our SilverBow Merger costs, capital markets transactions and integration expenses, respectively. Transaction and nonrecurring expenses of $1.0 million and $6.0 million for the three months and year ended December 31, 2023, were primarily related to system integration expenses, respectively.
(10)Current income tax provision (benefit) is the amount of income tax (benefit) expense recognized in our statements of operations for the three months and year ended December 31, 2024. Actual cash paid (refunded) for income taxes for the three months and year ended December 31, 2024, was a $0.2 million amount paid and $1.9 million refunded, respectively.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.